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                                                                  EXHIBIT (9)(b)





                     TRANSFER AGENCY AND SERVICE AGREEMENT

                                    between

                      SEI FINANCIAL MANAGEMENT CORPORATION

                                      and

                           CONESTOGA FAMILY OF FUNDS
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                     TRANSFER AGENCY AND SERVICE AGREEMENT

         AGREEMENT made as of the 1st day of May, 1995, by and between Conestoga Family of Funds, a Massachusetts business trust, having its principal office and place of business at 680 E. Swedesford Road, Wayne, PA 19087(the "Fund"), and SEI Financial Management Corporation, a Delaware corporation having its principal office and place of business at 680 E. Swedesford Road, Wayne, PA 19087("SFM").

         WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Fund currently offers shares in (11) eleven series listed on Schedule A hereto (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article 10, herein referred to as a "Portfolio", and collectively as the "Portfolios");

         WHEREAS, the Fund on behalf of the Portfolios desires to appoint SFM as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and SFM desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1        Terms of Appointment; Duties of SFM

                 1.01 Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints SFM to act as, and SFM agrees to act as its transfer agent for the authorized and issued shares of beneficial interest of the Fund representing interests in each of the respective Portfolios ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the





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applicable Portfolio,  including without limitation any periodic investment plan or periodic withdrawal program.

                 1.02  SFM agrees that it will perform the following services:

                 (a) In accordance with any procedures which may be established from time to time by written agreement between the Fund on behalf of each of the Portfolios, as applicable and SFM, SFM shall:

                 (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the "Custodian");

                 (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                 (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

                 (iv)     In respect to the transactions in items (i), (ii) and
                          (iii) above, SFM shall execute transactions directly with broker-dealers authorized by the Fund (or the Distributor) who shall thereby be deemed to be acting on behalf of the Fund;

                 (v) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                 (vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                 (vii) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;





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                 (viii)   Maintain records of account for and advise the Fund
                          and its Shareholders as to the foregoing; and

                 (ix) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares which are authorized, based upon data provided to it by the Fund, and issued and outstanding. SFM shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

                 (x) SFM shall provide additional services on behalf of the Fund (i.e., escheatment services) which may be agreed upon in writing between the Fund and SFM.

                 (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), SFM shall:
(i) perform the customary services of a transfer agent, dividend disbursing agent, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State.





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                 (c)      In addition, the Fund shall (i) identify to SFM in
writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to the effective date of this Agreement. The responsibility of SFM for the Fund's blue sky State registration status is solely limited to monitoring the daily activity for each State, the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

                 (d) Procedures as to who shall provide certain of these services in Article 1 may be established from time to time by written agreement between the Fund and SFM, whereby SFM may perform only a portion of these services and the Fund or other agent may perform these services on each Portfolio's behalf.

Article 2        Fees and Expenses

                 2.01 For the performance by SFM pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay SFM an annual maintenance fee for each Shareholder account as set out in Schedule B attached hereto. Such fees and out-of-pocket expenses and advances identified under
Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and SFM.

                 2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees on behalf of each of the Portfolios to reimburse SFM for out-of-pocket expenses as set forth in Schedule B hereto, or advances incurred by SFM for the items set out in Schedule B attached hereto. In addition, any other expenses incurred by SFM at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Portfolio.

                 2.03 The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to SFM by the Fund at least seven (7) days prior to the mailing date of such materials.





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Article 3        Representations and Warranties of SFM

                 SFM represents and warrants to the Fund that:

                 3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

                 3.02 It is duly qualified to carry on its business in the State of Delaware.

                 3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

                 3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                 3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4        Representations and Warranties of the Fund

                 The Fund represents and warrants to SFM that:

                 4.01 It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

                 4.02 It is empowered under applicable laws and by its Declaration of Trust and Code of Regulations to enter into and perform this Agreement.

                 4.03 All proceedings required by said Declaration of Trust and Code of Regulations have been taken to authorize it to enter into and perform this Agreement.

                 4.04 It is an open-end and management investment company registered under the Investment Company Act of 1940, as amended.

                 4.05 A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Portfolios is currently effective and will remain effective.

Article 5        Data Access and Proprietary Information

                 5.01 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by SFM as part of the Fund's ability to access certain Fund-related data ("Customer Data")





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maintained by SFM on data bases under the control and ownership of SFM or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to SFM or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to SFM and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

                 (a) to access Customer Data solely from locations as may be designated in writing by SFM and solely in accordance with SFM's applicable user documentation;

                 (b) to refrain from copying or duplicating in any way the Proprietary Information;

                 (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with SFM's instructions;

                 (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any unauthorized computer facility or other location, except with the prior written consent of SFM;

                 (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties;

                 (f) to honor all reasonable written requests made by SFM to protect at SFM's expense the rights of SFM in Proprietary Information at common law, under federal copyright law and under other federal or state law.

         Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.





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                 5.02  If the Fund notifies SFM that any of the Data Access
Services do not operate in material compliance with the most recently issued user documentation for such services, SFM shall endeavor in a timely manner to correct such failure. Organizations from which SFM may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against SFM arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. SFM EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                 5.03 If the transactions available to the Fund include the ability to originate electronic instructions to SFM in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a "COEFI"), then in such event SFM shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by SFM from time to time.

Article 6        Indemnification

                 6.01 SFM shall not be responsible for, and the Fund shall indemnify and hold SFM harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

                 (a) All actions of SFM or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                 (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.





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                 (c)  The reliance on or use by SFM or its agents or
subcontractors of information, records, documents or services which (i) are received by SFM or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar, provided that such actions are taken in good faith and without negligence or willful misconduct.

                 (d) The reliance on, or the carrying out by SFM or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable Portfolio, provided that such actions are taken in good faith and without negligence or willful misconduct.

                 (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, provided that such actions are taken in good faith and without negligence or willful misconduct.

                 6.02 At any time SFM may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by SFM under this Agreement, and SFM and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the written opinion of such counsel. SFM, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided SFM or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. SFM, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the





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Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

                 6.03 In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify SFM, SFM shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with SFM in the defense of such claim or to defend against said claim in its own name or in the name of SFM. SFM shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify SFM except with the Fund's prior written consent.

Article 7        Standard of Care

                 7.01 SFM shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct of that of its employees.

Article 8        Covenants of the Fund and SFM

                 8.01  The Fund shall promptly furnish to SFM the following:

                 (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of SFM and the execution and delivery of this Agreement.

                 (b) A copy of the Declaration of Trust and By-Laws of the Fund and amendments thereto.

                 8.02 SFM hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.

                 8.03 SFM shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, SFM agrees that all such records prepared or maintained by SFM relating to the services to be performed by SFM hereunder





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are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

                 8.04 SFM and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

                 8.05 In case of any requests or demands for the inspection of the Shareholder records of any of the Fund, SFM will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. SFM reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 9        Termination of Agreement

                 9.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

                 9.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolio(s). Additionally, SFM reserves the right to charge for any other reasonable expenses associated with such termination up to a maximum of $20,000.

Article 10       Additional Funds

                 10.01 In the event that the Fund establishes one or more additional series of Shares with respect to which it desires to have SFM render services as transfer agent under the terms hereof, it shall notify SFM in writing, and if SFM agrees in writing to provided such services, such series of Shares shall become a Portfolio hereunder.





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Article 11       Assignment

                 11.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

                 11.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

                 11.03 SFM may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(1)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1) or (iii) a BFDS affiliate; provided, however, that SFM shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 12       Amendment

                 12.01 This Agreement may be amended or modified by a written agreement executed by both parties.

Article 13       Massachusetts Law to Apply

                 13.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 14       Force Majeure

                 14.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.





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Article 15       Consequential Damages

                 15.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

Article 16       Merger of Agreement

                 16.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 17       Approvals and Limitations

                 17.01 All agreements and consents on behalf of the Fund in connection with this Agreement shall require the approval of the Board of Trustees of the Fund.

                 17.02 The names "Conestoga Family of Funds" and "Trustees of Conestoga Family of Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated August 1, 1989 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Conestoga Family of Funds" entered into in the name or on behalf thereof by any of the Trustees, represenatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or represenatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.


Article 18       Counterparts

                 18.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                                   CONESTOGA FAMILY OF FUNDS

                                                   BY:      [SIG]
                                                      ----------------------

ATTEST:
     [SIG]
----------------------

                                                   SEI FINANCIAL MANAGEMENT
                                                   CORPORATION


                                                   BY:      [SIG]
                                                      ----------------------
                                                      Vice President

ATTEST:
     [SIG]
----------------------





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                                   SCHEDULE A

                             TO THE TRANSFER AGENCY

                             AND SERVICE AGREEMENT

                                     DATED

                                  MAY 1, 1995


Conestoga Cash Management Fund

Conestoga Tax-Free Fund

Conestoga U.S. Treasury Securities Fund

Conestoga Equity Fund

Conestoga International Equity Fund

Conestoga Special Equity Fund

Conestoga Bond Fund

Conestoga Intermediate Income Fund

Conestoga Pennsylvania Tax-Free Bond Fund

Conestoga Short-Term Income Fund

Conestoga Balanced Fund





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                                   SCHEDULE B

                             TO THE TRANSFER AGENCY

                             AND SERVICE AGREEMENT

                                     DATED

                                 MAY 1, 1995

Pursuant to Article 2, the Fund shall pay SFM an annual fee equal to .02% of total assets of the Fund plus $25 per account and out of pocket expenses which include but are not limited to: confirmation statements, postage, forms, audio response, telephone, records retention, transcripts, microfiche, and expenses incurred at the specific direction of the fund.





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